EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the Fourth Quarter and Year

METAIRIE, La., Jan. 30, 2015 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended December 31, 2014 was $799,000, or $0.30 per diluted share, compared to quarterly net income of $638,000, or $0.24 per diluted share during the fourth quarter of 2013. Net interest income between the respective quarterly periods increased by $46,000, non-interest income increased by $182,000, and non-interest expense decreased by $75,000. For the year ended December 31, 2014, the Company reported net income of $2.8 million, or $1.06 per diluted share, an increase of $109,000 compared to the year ended December 31, 2013.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "We are pleased to report that during 2014, the Company increased net income by $109,000, increased total loans receivable by 11.1%, and grew total assets by $16.6 million. In addition, the market price for our common stock increased from $18.22 at December 31, 2013, to $22.45 at December 31, 2014, an increase of $4.23 per share, or 23.2%. During 2014, we implemented a quarterly dividend program that returned a cumulative total of $0.20 per share to our shareholders. This quarterly dividend program was complemented by a non-recurring special cash dividend of $0.75 per share in the fourth quarter. As we begin the new year, we renew our commitment to prudently managing our investors' capital in a manner that maximizes long-term value and profitability."

Total assets were $333.3 million at December 31, 2014, an increase of $16.6 million compared to December 31, 2013. During 2014, our asset growth was primarily attributable to a $27.4 million increase in our net loan portfolio, which was partially offset by a $1.9 million decrease in cash and cash equivalents, and a $10.4 million decrease in our securities portfolio. The net loan portfolio was $274.9 million at December 31, 2014 compared to $247.5 million at December 31, 2013. Single-family mortgage loans grew by $22.1 million, home equity loans and lines of credit increased by $3.7 million, and non-residential mortgage loans increased by $2.7 million, while the remaining sectors of our loan portfolio experienced slight decreases. Total securities available-for-sale decreased by $3.0 million and total securities held-to-maturity decreased by $7.4 million during 2014.

Total non-performing loans were $961,000 at December 31, 2014, a decrease of $367,000 compared to December 31, 2013. Total non-performing loans comprised 0.35% and 0.53%, respectively, of our total loans receivable and total non-performing assets were 0.29% and 0.60%, respectively, of our total assets at December 31, 2014 and December 31, 2013. Our allowance for loan losses was 246.41% of our non-performing loans at December 31, 2014 compared to 167.24% at December 31, 2013.

Total deposits decreased by $9.4 million, to $193.1 million at December 31, 2014 compared to $202.5 million at December 31, 2013. During 2014, non-interest bearing deposits increased by $1.4 million to $16.5 million, and interest-bearing deposits decreased by $10.8 million to $176.6 million. The decrease in interest-bearing deposits was primarily due to the outflow of high-balance rate-sensitive certificates of deposit and an expected large withdrawal from a commercial depositor. Total Federal Home Loan Bank advances were $75.5 million at December 31, 2014, an increase of $24.5 million from December 31, 2013. This increase in FHLB advances was in the form of short-term advances which were used to offset the outflow of deposits and fund the growth in our loan portfolio during the year.

Total shareholders' equity was $58.4 million at December 31, 2014 and $57.9 million at December 31, 2013. During 2014, the Company paid four quarterly cash dividends of $0.05 per share of common stock and a special cash dividend of $0.75 per share, or $2.4 million in the aggregate. Additionally, the Company acquired 90,380 shares of its common stock at a total cost of $1.8 million pursuant to its repurchase plans. The resulting increase in treasury stock from the stock repurchases was offset by the reissuance of 105,330 treasury shares upon the exercise of stock options by several employees and directors. The exercise of these options resulted in a $1.5 million decrease in treasury stock and a $256,000 decrease in additional paid-in-capital. For the years ended December 31, 2014 and December 31, 2013, the Company's average equity to average assets ratio were 18.1% and 17.8%, respectively.  The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital were 13.24%, 21.78%, and 22.96%, respectively, at December 31, 2014. The Bank's capital ratios reflect a $6 million dividend payable to the Company that was declared on September 30, 2014. This dividend will provide the Company with liquidity to execute its capital management strategies including, but not limited to, the payment of cash dividends and funding future stock repurchase plans.

Net interest income was approximately $2.7 million during the fourth quarter of 2014, an increase of $46,000 compared to the fourth quarter of 2013. Our net interest margin, which expresses net interest income as a percentage of average interest-earning assets, was 3.36% and 3.39%, respectively, for the three month periods ended December 31, 2014 and December 31, 2013. Total interest income was approximately $3.2 million and $3.3 million, respectively, for each of the quarterly periods ended December 31, 2014 and December 31, 2013. The average balance of interest earning assets increased by $8.2 million and the average yield on interest-earning assets decreased from 4.26% to 4.09% during the three month period ended December 31, 2014 compared to the same three month period in the prior year.  Interest income on loans receivable was $2.9 million during the fourth quarter of 2014, with an average balance of $268.0 million and an average yield of 4.35%. Similarly, interest income of $2.9 million was earned on loans receivable with an average balance of $246.1 million and an average yield of 4.65% during the fourth quarter of 2013. The average balance of our mortgage-backed securities and CMOs decreased by $11.7 million, to $40.8 million, during the fourth quarter of 2014 compared to the fourth quarter of 2013, resulting in a decrease of $102,000 in interest income earned on mortgage-backed securities and CMOs in the 2014 period compared to the 2013 period. Interest income on investment securities during the fourth quarter of 2014 was $20,000, at an average yield of 2.57%, compared to $26,000, at an average yield of 4.48%, during the fourth quarter of 2013. Interest income earned on other interest-earning assets was $5,000 and $6,000, respectively, for the three month periods ended December 31, 2014 and December 31, 2013.

For the year ended December 31, 2014, net interest income was $10.1 million, an increase of $18,000 compared to the year ended December 31, 2013. Our net interest rate spread between the respective annual periods decreased by one basis point and our net interest margin decreased by four basis points. Interest income decreased by $357,000, to $12.7 million, during the year ended December 31, 2014 compared to the year ended December 31, 2013. During these respective annual periods, the average balance of our interest-earning assets increased by $4.2 million, while the average yield on such assets decreased by 17 basis points. Interest income on mortgage loans receivable was $11.2 million and $11.0 million, respectively, during the annual periods ended December 31, 2014 and December 31, 2013.  During these respective periods, the average balance of mortgage loans receivable increased by $23.5 million, however the average yield decreased by 35 basis points. The growth in the average balance of our mortgage loans receivable was partially offset by a $15.4 million decrease in the average balance of our mortgage-backed securities and CMOs, a $2.2 million decrease in the average balance of our investment securities, and a $1.8 million decrease in other interest-earning assets. The average yield earned on total interest-earning assets during 2014 was 4.07% compared to 4.24% during 2013.

Total interest expense was $579,000, with our interest-bearing liabilities having an average cost of 0.95%, during the fourth quarter of 2014, compared to interest expense of $679,000 and an average cost of 1.13% for the fourth quarter of 2013. The average rate paid on interest-bearing deposits was 0.69% during the quarter ended December 31, 2014, a decrease of eighteen basis points from the quarter ended December 31, 2013. Interest expense on borrowings was $271,000 at an average cost of 1.69% during the fourth quarter of 2014, and $274,000 at an average cost of 2.07% during the fourth quarter of 2013.

For the year ended December 31, 2014, total interest expense was $2.5 million, a decrease of $375,000 compared to the year ended December 31, 2013. Average interest-bearing liabilities were $240.2 million with an average cost of 1.05% during 2014 compared to average interest-bearing liabilities of $240.1 million with an average cost of 1.21% during 2013.

The Company recorded a provision for loan losses of $94,000 during the fourth quarter of 2014 compared to $21,000 during the fourth quarter of 2013. Our allowance for loan losses was $2.4 million at December 31, 2014, an increase of $147,000 compared to December 31, 2013. At such dates, our allowance for loan losses was 0.85% and 0.89%, respectively, of total loans receivable.

During the years ended December 31, 2014 and December 31, 2013, the Company reported provisions for loan losses of $189,000 and $264,000, respectively. At December 31, 2014, total non-performing loans and total non-performing assets were $961,000. At December 31, 2013, total non-performing loans were $1.3 million and total non-performing assets were $1.9 million.

Non-interest income for the fourth quarter of 2014 was $515,000, an increase of $182,000 from the fourth quarter of 2013. Our customer service fees, which are primarily comprised of fees earned on transaction accounts, loan servicing fees, and brokered loan commissions, were $332,000 during the fourth quarter of 2014, an increase of $130,000 from the comparable 2013 period. Gains on the sale of mortgage loans increased from $110,000 during the fourth quarter of 2013 to $172,000 during the fourth quarter of 2014 due to an increase of $2.1 million in the principal balance of loans sold during the respective periods. During the fourth quarter of 2013, the Company recorded a gain of $5,000 on its investment in a small business investment company. There were no such gains during the fourth quarter of 2014. Other non-interest income was $11,000 and $16,000, respectively, during the three month periods ended December 31, 2014 and December 31, 2013.

For the annual periods ended December 31, 2014 and December 31, 2013, total non-interest income was $2.1 million and $2.2 million, respectively. Customer service fees were $882,000 during 2014, an increase of $50,000 compared to 2013. The Bank realized gains of $713,000 on the sale of $27.3 million in mortgage loans during 2014, compared to gains of $937,000 on the sale of $40.5 million in mortgage loans during 2013. During 2014, we reported gains on the sale of securities of $30,000 and gains on the disposal of OREO properties of $361,000. There were no such gains recognized on the sale of securities or the sale of OREO during the 2013 period. The Company reported gains on its equity investment in a small business investment company of $7,000 and $298,000, respectively, for the years ended December 31, 2014 and December 31, 2013. Other non-interest income was $57,000 and $93,000, respectively, during the years ended December 31, 2014 and December 31, 2013.

Total non-interest expense was $1.9 million during the fourth quarter of 2014, a decrease of $75,000 compared to fourth quarter of 2013.  Salaries and employee benefits expense decreased by $29,000, occupancy expenses decreased by $4,000, and our Louisiana bank shares tax expense increased by $6,000 during the quarter ended December 31, 2014 compared to the quarter ended December 31, 2013. During the fourth quarter of 2014, our FDIC insurance premium expense increased by $3,000 to $40,000, and our supplies expense increased by $1,000, to $33,000 compared to the fourth quarter of 2013. During the fourth quarter of 2014, the Company recorded no expenses in connection with OREO compared to $21,000 during the fourth quarter of 2013. Our advertising expense decreased by $25,000 and our professional service fees decreased by $6,000 between the respective quarterly periods ended December 31, 2014 and December 31, 2013. Other non-interest expenses were $133,000 for both the fourth quarter of 2014 and the fourth quarter of 2013.

Non-interest expense for 2014 was $7.7 million, a decrease of $139,000 compared to 2013. Salaries and employee benefits cost decreased by $81,000 between the respective annual periods, to $4.6 million, due primarily to a reduction in the cost of our equity compensation plans and employee health insurance premiums. Occupancy expenses increased by $112,000, to $1.5 million, during the year ended December 31, 2014 compared to the year ended December 31, 2013. This increase was attributed to an increase in data processing costs and certain costs associated with the rebuilding of our Metairie-Lakefront branch office. For the year ended December 31, 2014, our Louisiana bank shares tax expense decreased by $3,000, our FDIC insurance premium increased by $1,000, and our supplies expense increased by $7,000 compared to the year ended December 31, 2013. Our OREO operating costs decreased by $56,000, advertising expense decreased by $87,000 and professional fees expense decreased by $77,000 during the 2014 period compared to 2013. Other non-interest expenses were $586,000 and $541,000, respectively, for the years ended December 31, 2014 and 2013.

For the three month period ended December 31, 2014, the Company recorded income tax expense of $404,000, an increase of $69,000 from the three month period ended December 31, 2013. This increase in income tax expense was primarily due to an increase in pre-tax income of $230,000 between the respective quarterly periods.

Income tax expense was approximately $1.4 million for each of the years ended December 31, 2014 and December 31, 2013, based on pre-tax income of $4.3 million and $4.1 million, respectively.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2013, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	December 31, 2014	December 31, 2013
	(unaudited)

Selected Financial and Other Data:
Total assets	$ 333,346	$ 316,708
Cash and cash equivalents	5,048	6,964
Securities available-for-sale:
Investment securities	--	2,023
Mortgage-backed securities & CMOs	2,458	3,463
Equity Securities	275	280
Securities held-to-maturity:
Investment securities	2,881	--
Mortgage-backed securities & CMOs	37,098	47,346
Loans receivable, net	274,926	247,479
Deposits	193,098	202,508
FHLB advances and other borrowings	75,509	51,040
Shareholders' equity	58,397	57,939

Book Value per Share	$20.13	$20.07

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Selected Operating Data:
Total interest income	$ 3,243	$ 3,297	$ 12,669	$ 13,026
Total interest expense	579	679	2,529	2,904
Net interest income	2,664	2,618	10,140	10,122
Provision for loan losses	94	21	189	264
Net interest income after provision for loan losses	2,570	2,597	9,951	9,858
Total non-interest income	515	333	2,050	2,160
Total non-interest expense	1,882	1,957	7,737	7,876
Income before income taxes	1,203	973	4,264	4,142
Income taxes	404	335	1,447	1,434
Net income	$ 799	$ 638	$ 2,817	$ 2,708

Earnings per share:
Basic	$ 0.32	$ 0.26	$ 1.14	$ 1.09
Diluted	$ 0.30	$ 0.24	$ 1.06	$ 1.03
Weighted average shares outstanding
Basic	2,467,237	2,487,348	2,466,843	2,480,894
Diluted	2,641,985	2,632,013	2,640,585	2,620,429

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2014	2013	2014	2013

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.09%	4.26%	4.07%	4.24%
Average rate on interest-bearing liabilities	0.95%	1.13%	1.05%	1.21%
Average interest rate spread(2)	3.14%	3.13%	3.02%	3.03%
Net interest margin(2)	3.36%	3.39%	3.26%	3.30%
Average interest-earning assets to average interest-bearing liabilities	130.91%	129.18%	129.62%	127.93%
Net interest income after provision for loan losses to non-interest expense	136.56%	132.70%	128.62%	125.17%
Total non-interest expense to average assets	2.30%	2.46%	2.42%	2.49%
Efficiency ratio(3)	59.20%	66.32%	63.47%	64.13%
Return on average assets	0.98%	0.80%	0.88%	0.86%
Return on average equity	5.47%	4.45%	4.86%	4.81%
Average equity to average assets	17.89%	18.00%	18.09%	17.83%

	At or For the Period Ended
Asset Quality Ratios(4):	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014
Non-performing loans as a percent of total loans receivable (5) (6)	0.35%	0.37%	0.41%	0.54%
Non-performing assets as a percent of total assets(5)	0.29%	0.31%	0.58%	0.60%
Allowance for loan losses as a percent of non-performing loans	246.41%	229.02%	208.54%	165.24%
Allowance for loan losses as a percent of total loans receivable (6)	0.85%	0.86%	0.85%	0.90%
Net charge-offs during the period to average loans receivable (6)(7)	0.00%	-0.01%	0.04%	0.00%

Capital Ratios(4):
Tier 1 leverage ratio	13.24%	13.31%	15.12%	15.09%
Tier 1 risk-based capital ratio	21.78%	21.95%	25.04%	25.69%
Total risk-based capital ratio	22.96%	23.11%	26.19%	26.91%
_________________________________________

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.
CONTACT: Lawrence J. LeBon, III,
         Chairman, President &
         Chief Executive Officer

         or

         John LeBlanc,
         EVP & Chief Financial Officer
         Telephone: (504) 834-1190